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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                            IES INDUSTRIES
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/X/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:
        $500,063
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     2) Form, Schedule or Registration Statement No.:
        Preliminary Proxy Materials of WPL Holdings, Inc., IES Industries Inc. and Interstate Power Company, Joint Proxy Statement of WPL Holding, Inc., IES Industries Inc. and Interstate Power Company and Prospectus of WPL Holdings, Inc. and Interstate Power Company, On Form S-4 File No. 333-07931, and Supplement to Joint Proxy Statement and Prospectus Supplement, on Form S-4 amended by Form S/4A File No. 333-10401
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     3) Filing Party:
        IES Industries inc, WPL Holdings, Inc and Interstate Power Company
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     4) Date Filed:
        January 18, 1996, July 11, 1996, August 19, 1996 and August 22, 1996
        ------------------------------------------------------------------------
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                        [IES Industries Inc. Letterhead]

                                                                 August 23, 1996

Dear IES Shareholder:

    By now you've probably read and heard a lot about our proposed merger with WPL Holdings (WPLH) and Interstate Power Company (IPC), as well as about the hostile offer that MidAmerican has made for IES. I want to communicate with you personally -- and in some detail -- to explain why your Board of Directors unanimously rejected the hostile MidAmerican offer and reaffirmed its commitment to proceed with our plans to create a new regional utility powerhouse:
Interstate Energy Corporation (IEC).

  Some Shareholders Have Expressed Confusion about How to Vote for the IEC Merger. To Support the IEC Merger, You Should Vote on the Enclosed WHITE Card. DISCARD ANY BLUE CARDS YOU HAVE RECEIVED. If You Have Already Voted a Blue Card by Mistake, You Can Still Support the IEC Merger by Signing, Dating and Returning the Enclosed WHITE Proxy Card.

                        THE IEC MERGER IS THE RIGHT DEAL

    A combination with WPLH and IPC offers IES shareholders a compelling strategic logic and significant material benefits. In reaching its decision to pursue the IEC merger, your Board considered:

    IMMEDIATE VALUE. Under the revised IEC merger agreement, each share of IES common stock will be converted into 1.14 shares of Interstate Energy common stock. This substantial increase over the former agreement reflects continued growth of IES Industries.

    - Based on the closing price of WPLH common stock on August 15, 1996, each share of IES common stock is valued at $36.20 under the new terms.

    - Under the new exchange ratio, IES shareholders will own nearly 45% of the new company.

    - Based on WPLH's current dividend rate, it is anticipated that under the new terms, IES shareholders will receive an initial annual cash dividend of at least $2.25 for each share of IES common stock now held.

    LONG TERM VALUE.  According to a report published on August 19th by Robert
W. Baird & Co. Incorporated, the IEC merger "offers superior long-term returns . . . and has the higher probability of receiving regulatory approval in the next eight months."

    BECOMING A STRONGER COMPETITOR. The merger of IES, WPLH and IPC creates a strong regional competitor that can take advantage of the rapid changes taking place in the electric utility industry. A "Fortress Iowa" strategy, as apparently favored by MidAmerican, makes no sense in the emerging economy of increasing regional integration.

    - We will have increased opportunities to market electricity from our efficient, low-cost power plants to attractive, higher-growth markets in neighboring states.

    - Based on conservative assumptions, we expect the IEC combination to result in synergies and cost savings totaling $749 million over a ten-year period.

    - IEC will have a strong balance sheet with total debt of only 49% of capital. We are confident IEC will retain a "AA" credit rating.

    - No asset sales are required to finance the IEC merger.

    - The IEC merger WON'T REQUIRE A RATE INCREASE for Iowans. IES customers would be assured a 3-year rate freeze.
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    - Our international economic development activities and our international investments position IEC for a strong future of international growth opportunities.

    MORE DIVERSIFIED ASSETS WORKING FOR YOU. IEC shareholders will continue to benefit from the attractive growth opportunities of our non-utility assets, including Whiting Petroleum, the Crandic Railroad and our investments in McLeod, Inc. and IES International. We believe shareholders will benefit more by retaining these growth opportunities than by forced sales at distressed prices to pay for a merger, as MidAmerican contemplates.

    A STRONG PRESENCE IN IOWA. IEC will be a REGIONAL powerhouse, with three out of its four business units IOWA-based, and the company will have 60% of its assets in IOWA. IEC will also continue IES's commitment to attracting new business to Iowa, creating job opportunities in the state and increasing demand for the energy we produce.

                THE MIDAMERICAN HOSTILE OFFER IS THE WRONG DEAL

    Analysis of the MidAmerican proposal makes clear that, contrary to its public statements, the value of the MidAmerican proposal is substantially less than it has represented. In rejecting its offer, your Board considered many factors, including:

    MIDAMERICAN'S DOUBTFUL DIVIDEND. Given MidAmerican's dividend history and financial structure, we seriously doubt it can deliver the dividend it promises to IES shareholders. Consider that to meet its promise, MidAmerican says it will have to pay out substantially more money than it earns -- almost 120% of income based on pro forma 1995 figures provided in SEC documents, if all IES shareholders were to elect to receive MidAmerican stock. And, consider that in 1992 after MidAmerican merged with another company, its dividends, instead of going up as promised, went down. It's easy to make promises, but it's the performance that counts.

    UNCERTAIN FINANCIAL OUTLOOK. A combined company under MidAmerican will be burdened by a substantially weaker balance sheet, a higher level of stranded assets and particularly sizable earnings dilution.

    - To meet the dividend level MidAmerican promises, the combined company could have to pay $1.18 in dividends for every $1.00 it earns (Assumes 100% stock exchange in merger. Based on proforma figures for 12 months ended 12/31/95. Analysis does not include any synergies.)

    - Debt could soar to almost 60% of equity under the MidAmerican proposal, if MidAmerican takes on almost half-a-billion dollars of debt to pay for the cash option it proposes. MidAmerican already has $1.5 billion in debt.

    - Instead of enabling shareholders to continue to benefit from IES' high growth non-utility businesses, MidAmerican proposes to strip assets to pay down this new debt. This "1980s quick buck" approach diminishes value in the long run, in our view.

    - The Office of the Consumer Advocate has demanded a $100 million rate cut from MidAmerican -- $90 million more than MidAmerican wants. Moody's has cited this concern when it put MidAmerican under credit review.

    - MidAmerican would be forced to amortize $480 million in goodwill, which will reduce its reported earnings.

    POOR STRATEGIC FIT. MidAmerican cannot offer the strategic benefits that IES gains from joining with WPHL and IPC. MidAmerican does not offer access to high-growth markets in neighboring states, nor will it have the financial resources necessary to compete in the region as effectively as the company formed by the IEC merger. Furthermore, MidAmerican is a higher-cost energy producer than any of the companies in the three-way merger.

    UNCERTAIN CLOSING. The MidAmerican hostile proposal is subject to lengthy regulatory review that could significantly delay, or block, the closing of its deal. The partners in the IEC combination began planning for our merger in May 1995. We are on track for completion in 8 to 10 months. The MidAmerican merger could take 24 months from now to complete. And, we think that the government
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officials involved in this review process should be particularly concerned about the potential job loss and concentration of power in Iowa and Cedar Rapids that could result from MidAmerican's plan for cost reductions.

    TRUST.  It is difficult to take MidAmerican at its word.

    - In its last merger, MidAmerican initially projected a workforce reduction of 250 jobs. The final reduction was actually 850 positions or 20% of its workforce.

    - MidAmerican promised that a previous merger would lead to higher dividends, but it ended up cutting dividends by 26%.

    - MidAmerican's dividend is now less than it was five years ago.

    FAIRNESS. Most of IES's shareholders are individuals, not institutions. Individuals who choose the cash component of the MidAmerican proposal would suffer a tax liability, whereas many institutional holders, which manage tax-exempt retirement funds, would not. Your Board felt that this treats individual holders unfairly by penalizing them for choosing one component of their offer over another.

    Your Board's objective is to secure the best value for our shareholders. We believe the merger with WPL Holdings and Interstate Power will meet that objective. Simply stated, we believe it is the best deal for IES shareholders.

    I urge you to support your Board's decision by signing, DATING and returning the enclosed WHITE proxy card in the envelope provided. Time is short so please act today! If you have any questions about the proxy or the IEC merger, please call our proxy solicitor, GEORGESON & COMPANY INC. toll free at 1-800-223-2064.

    Thank you for your support.

                                          Sincerely,

                                          [/S/ LEE LIU]
                                          Lee Liu
                                          Chairman, President and
                                           Chief Executive Officer

  If your shares are held in "Street Name" only your bank or broker can vote your shares, and only upon receipt of your instructions. Please contact the person responsible for your account and instruct them to execute a WHITE proxy as soon as possible.

  If you have any questions or need further assistance, please call our proxy solicitor:

                            GEORGESON & COMPANY INC.
                          TOLL FREE -- 1-800-223-2064